Exhibit 1.2
EXECUTION COPY
SANTANDER DRIVE AUTO RECEIVABLES TRUST 2007-1
ASSET BACKED NOTES
TERMS AGREEMENT

Dated: March 28, 2007

To:	SANTANDER CONSUMER USA INC.
SANTANDER DRIVE AUTO RECEIVABLES LLC

Re:	Underwriting Agreement, dated March 26, 2007
1.	Terms of the Notes

	Initial Note		Final Scheduled
Class	Balance	Interest Rate	Payment Date
A-1	$204,000,000	5.324%	April 15, 2008
A-2	$340,000,000	5.20%	December 15, 2010
A-3	$185,000,000	5.05%	September 15, 2011
A-4	$471,000,000	LIBOR + 0.05%	September 14, 2014
2.	Underwriters
          The Underwriters named below are the “Underwriters” for the purpose of this Agreement and for the purposes of the above-referenced Underwriting Agreement as such Underwriting Agreement is incorporated herein and made a part hereof.

Wachovia Capital Markets, LLC

Guzman & Company

UBS Securities LLC

3.	Ratings

Rating Agency and Ratings
Class	Standard & Poor’s/Moody’s
Class A-1	A-1+/Prime-1
Class A-2	AAA/Aaa
Class A-3	AAA/Aaa
Class A-4	AAA/Aaa
4.	Underwriting Liability

	Class A-1	Class A-2	Class A-3	Class A-4
Underwriting Liability
Wachovia Capital Markets, LLC	$178,500,000	$246,500,000	$134,125,000	$459,225,000
Guzman & Company	$5,100,000	$8,500,000	$4,625,000	$11,775,000
UBS Securities LLC	$20,400,000	$85,000,000	$46,250,000	$0
Total Amount	$204,000,000	$340,000,000	$185,000,000	$471,000,000
5.	Purchase Price, Discounts and Concessions

	Class A-1	Class A-2	Class A-3	Class A-4
Gross Purchase Price	100.000000%	99.993880%	99.987120%	100.000000%
Underwriting Discount	0.105000%	0.155000%	0.195000%	0.200000%
Net Purchase Price	99.895000%	99.838880%	99.792120%	99.800000%
Maximum Dealer Selling Concessions	0.065000%	0.095000%	0.115000%	0.120000%
Maximum Dealer Reallowance Discounts	0.032500%	0.047500%	0.057500%	0.060000%
6.	Time of Sale
          12:15 p.m. (Eastern Time) (U.S.) on March 28, 2007 (the time the first Contract of Sale was entered into as designated by the Representative.)
7.	Closing Date
          Pursuant to Rule 15c6-1(d) under the Securities Exchange Act of 1934, as amended, the Underwriters, the Seller and Santander Consumer hereby agree that the Closing Date shall be April 4, 2007, 10:00 a.m., New York City time.

          The Underwriters agree, severally and not jointly, to purchase the Notes subject to the terms and provisions of this Terms Agreement and the above-referenced Underwriting Agreement which is incorporated herein in its entirety and made a part hereof.

WACHOVIA CAPITAL MARKETS, LLC

By:	/s/ Chad Kobos Name: Chad Kobos Title: Director
For itself and as representative of the other several Underwriters named in this Terms Agreement.

Accepted and Agreed:
SANTANDER DRIVE AUTO RECEIVABLES, LLC as Seller

By	/s/ Jim W. Moore Name Jim W. Moore Title: Vice President
SANTANDER CONSUMER USA INC.

By	/s/ Jim W. Moore Name Jim W. Moore
Title: Vice President